UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2012

POSITIVEID CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 27, 2012, PositiveID Corporation’s (the "Company") stockholders approved an amendment to Article IV of the Company’s Certificate of Incorporation to increase the authorized shares of the Company’s capital stock from 75 million shares, of which 70 million shares are common stock, to 180 million shares, of which 175 million shares will be common stock.

On January 27, 2012, the Company filed its Second Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (the “Amendment”) to reflect the increase in authorized shares.

A copy of the Amendment as filed with the Secretary of State of the State of Delaware is attached as Exhibit 3.1 to this Current Report on Form 8-K.

ITEM 5.07 Submission of Matters to a Vote of Security Holders.

On January 27, 2012, the Company held a special meeting of stockholders to:

(1)  Approve the potential issuance of shares of the Company’s common stock in excess of 19.99% of the Company’s outstanding common stock under the terms of its Ironridge financings.  The proposal received 22,522,125 votes for, 1,672,964 votes against, 100,266 abstentions and 18,570,586 broker non-votes; and

(2)  Approve and adopt an amendment to the Company’s certificate of incorporation to increase the total number of authorized shares of the Company’s capital stock from 75 million shares, of which 70 million shares are common stock, to 180 million shares, of which 175 million shares will be common stock.  The proposal received 35,094,150 votes for, 7,627,148 votes against, 144,643 abstentions and no broker non-votes.

Each of the proposals was approved by the Company’s stockholders.

ITEM  9.01 Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
3.1	Second Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: January 27, 2012	By:	/s/ Bryan D. Happ
Bryan D. Happ Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Second Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation

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